Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" in this Amendment No. 1 to the Registration Statement (Form S-3, No. 333-137353) and related Prospectus of COMSYS IT Partners, Inc. for the registration of debt securities, preferred stock and common stock with an aggregate offering price not to exceed $40,000,000 and 2,160,493 shares of common stock offered by the selling shareholders and to the incorporation by reference therein of our reports dated March 14, 2006, with respect to the consolidated financial statements and schedule of COMSYS IT Partners, Inc., COMSYS IT Partners, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of COMSYS IT Partners, Inc., included in its Annual Report (Form 10-K) for the year ended January 1, 2006, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
Houston, Texas
September 21, 2006